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                                                                    EXHIBIT 10.5

                    EMPLOYMENT AGREEMENT OF THOMAS R. GIBSON




                           EMPLOYMENT AGREEMENT (this "Agreement") is made and
                  entered into as of January 1, 2001, among Asbury Automotive Group L.L.C., a Delaware limited liability company ("Asbury Automotive" or the "Company"), and Thomas R. Gibson ("Executive").


         WHEREAS, the Company and Executive were parties to a certain employment agreement which has since expired; and

         WHEREAS, the Company and Executive have continued in their employment relationship; and

         WHEREAS the Company wishes to continue the employment of Executive, and Executive wishes to continue such employment, on the following terms and conditions, effective as of January 1, 2001;

         WHEREAS, Executive is a party to the Third Amended and Restated Limited Liability Company Agreement of Asbury Automotive dated as of February 1, 2000(the "LLC Agreement");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

         1. AGREEMENT TO EMPLOY. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive and Executive hereby accepts employment by the Company.

         2. TERM; POSITION AND RESPONSIBILITIES.

         (a) TERM OF EMPLOYMENT. Unless this Agreement shall sooner terminate due to the termination of Executive's employment pursuant to Section 6, the Company shall employ Executive pursuant hereto for a term commencing the date hereof and ending on the earlier of (i) December 31, 2003 (the "Termination
Date); (ii) on the date of the consummation of an IPO (as defined in the LLC Agreement ) or

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a Merger Conversion (as defined in the LLC Agreement); and (iii) 60 days after Executive delivers written irrevocable notice to the board of directors of the Company (the "Board") that this Agreement is terminated (such term referred to herein as the "Employment Period"). On or before the date that is 30 days prior to the Termination Date, the Company will advise Executive whether the Company desires to extend Executive's employment beyond the Termination Date, and, if the Company desires to extend Executive's employment, the Company and Executive will negotiate in good faith the terms of such extension prior to the Termination Date. If the Company does not elect to extend Executive's employment beyond the Termination Date, Executive may search for another position, provided that such job search does not materially interfere with Executive's performance of his duties hereunder.

         (b) POSITION AND RESPONSIBILITIES. During the Employment Period, Executive will be a member of the Board and will be employed as Chairman of the Company, provided that effective at any time subsequent to January 1, 2002, the Board may in its sole discretion, change or authorize the change of Executive's title. During the Employment Period, Executive's responsibilities will be designated by the Chief Executive Officer in his sole discretion to include but not be limited to manufacturer relations, developing leads for acquisitions and supporting the acquisition group as needed and special projects. Executive will devote all of his skill, knowledge and working time (except for (i) reasonable vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder and is in compliance with normal policies of the Company, such reasonable time as may be devoted to (x) the fulfillment of civic responsibilities and (y) serving as a director on the board of directors of IKON Office Solutions, Inc.) to the conscientious performance of such duties. Executive will continue as a member of the Board subject to the mutual consent of Executive and the Board. Executive represents that he is entering into this Agreement voluntarily and that his employment and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The term "Affiliate" means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; for purposes of the

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foregoing definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         3. COMPENSATION.

          (a) SALARY. As full compensation for all services to be rendered by Executive in the capacities referred to in the Agreement, the Company shall pay to the Executive during the Employment Period an annual salary as follows: (i) for the period January 1, 2001 through March 16, 2001 a prorated salary based upon the rate of $525,000 per annum; (ii) for the period March 17, 2001 through the balance of the Employment Period a prorated salary based upon the rate of $250,000 per annum, payable in arrears in substantially equal monthly installments.

          (b) PURCHASE OF CARRIED INTEREST. Promptly following the execution of this Agreement and the receipt of all necessary consents and authorizations, the Company agrees to buy from Executive , and Executive agrees to sell to the Company, Executive's Carried Interest (as such term is defined in the LLC Agreement) for a purchase price equal to $2,250,000, and each of the Company and Executive agrees to enter into an Assignment Agreement, substantially in the form of Exhibit A hereto, concurrently with such purchase and sale. Executive represents and warrants to the Company that he is the direct owner of the Carried Interest, that his Carried Interest in the Company is 2.95%, and other than the membership interest in the Company held by Gibson Family Partnership, L.P. as described in the LLC Agreement, neither he nor any of his Affiliates (i) holds directly or indirectly an equity interest in the Company, Asbury Automotive Holdings, L.L.C. ("AAH") or any Affiliate thereof, or (ii) holds or is a party to any other security, commitment, contract, arrangement or undertaking obligating the Company, AAH or any Affiliate thereof to provide Executive or any Affiliate of Executive additional equity interests in the Company, AAH or any Affiliate thereof or that give Executive or any Affiliate of Executive any right to receive any economic benefit derived from the economic benefits and rights accruing to the members of the Company, AAH or any Affiliate thereof.


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         4. BENEFITS AND EXPENSES

         (a) GENERAL. During the Employment Period, employee benefits, including life, medical, dental and disability insurance, and executive perquisites will be provided to Executive, in accordance with benefit plans of the Company available to Executive as of the date hereof.

         (b) VACATION. Executive shall be entitled to four weeks of paid vacation per year.

         (c) CERTAIN CLUB DUES. The Company shall reimburse Executive for annual dues for membership in one country club selected by Executive.

         (d) AUTOMOBILE. The Company shall reimburse Executive for the cost (up to $2,000 per month) of leasing and operating one automobile.

         (e) EXPENSES. The Company shall reimburse Executive for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense.

         5. LIMITATION ON EXPENSES AND CERTAIN BENEFITS. The Company shall establish on an annual basis a budget for Executive's expenses and benefits, including, without limitation, rent and utilities for Executive's office space, secretarial support, travel and entertainment.

         6. TERMINATION OF EMPLOYMENT.

         (a) TERMINATION DUE TO DEATH OR DISABILITY. Executive's employment shall automatically terminate upon his death or Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental disability or infirmity that prevents the performance by Executive of his duties hereunder lasting (or likely to last, based on competent medical evidence presented to the Board) for a continuous period of six months or longer. The reasoned and good faith judgment of the Board as to Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive or the Company to advise the Board.


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         (b) TERMINATION BY THE BOARD FOR CAUSE. Executive's employment with the
Company may be terminated for "Cause" by the Board. "Cause" shall mean (i) the willful failure of Executive substantially to perform his duties hereunder
(other than such failure due to physical or mental illness) for at least 10 days after a demand for substantial performance is delivered to Executive by the Board, which notice identifies the manner in which the Board believes that Executive has not substantially performed his duties hereunder, (ii) Executive's engaging in serious misconduct that is injurious to the Company or any of its Affiliates, (iii) Executive's conviction of, or entering a plea of NOLO CONTENDERE to, a crime that constitutes a felony involving moral turpitude, or
(iv) the breach by Executive of any written covenant or agreement with the Company or any of their Affiliates not to disclose any information pertaining to the Company or any of their Affiliates or not to compete or interfere with the Company or any of the Affiliates, including without limitation the covenants set forth in Sections 7, 8, 9 and 10 hereof.

         (c) TERMINATION WITHOUT CAUSE. A termination "Without Cause" shall mean a termination of employment by the Board other than due to death or Disability as described in Section 6(a) or Cause as defined in Section 6(b).

         (d) TERMINATION BY EXECUTIVE. Executive may terminate his employment for "Good Reason". "Good Reason" shall mean a termination of employment by Executive within 30 days following (i) any material breach by the Company of its obligations under this Agreement, or (ii) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated by Section 12, PROVIDED that (i) Executive shall have given the Company written notice of the circumstances constituting Good Reason and the Company shall have failed to cure such circumstances within 20 days, and (ii) Executive shall not have caused the occurrence constituting "Good Reason" through the exercise of his authority as an officer of the Company.

         (e) NOTICE AND EFFECT OF TERMINATION. Any termination of Executive's employment by the Board pursuant to Section 6(a) (in the case of Disability), 6(b) or 6(c), or by Executive pursuant to Section 6(d), shall be communicated by a written "Notice of Termination" addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive's

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employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment. Upon any termination of Executive's employment, this Agreement shall terminate, except as set forth in Section 6(h), but Executive's employment may continue at the discretion of the Board upon the expiration or termination of this Agreement.

         (f) PAYMENTS UPON CERTAIN TERMINATIONS.

         (i) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON; NONRENEWAL. (A) In the event of a termination of Executive's employment with the Company by the Board Without Cause or a termination by Executive of his employment with the Company for Good Reason, the Company shall pay to Executive his salary at the annual rate in effect immediately prior to the Date of Termination (it being agreed that such salary is not less than $250, 000), if any, for the period from the Date of Termination (as defined in Section 6(g) below) through the last day of the Employment Period; PROVIDED that the Company may, at any time, pay to Executive in a single lump sum an amount equal to the Board's good faith determination of the present values of the installments of the salary remaining to be paid to Executive, as of the date of such lump sum payment, calculated using a discount rate equal to the then prevailing interest rate payable on senior indebtedness of an issuer rated "B" by Moody's Investors Service or Standard & Poor's (or the then equivalent rating) having a term as close as practicable to the period from the date of termination of employment through the last day of the Employment Period.

         (B) In addition, for so long as Executive is receiving (or, but for the lump sum payment referred to in the proviso to Section 6(f)(i)(A) or
     Section 6(f)(i)(C), would receive) his full salary pursuant to the preceding sentence or pursuant to Section 6(f)(i)(C), Executive will continue to receive the benefits to which he was entitled pursuant to Sections 4(a), (c) and (d) as of the Date of Termination, and Executive will be entitled to any vested benefits under any employee benefit plans and, subject to the terms of the applicable stock option plans and stock option agreement, to exercise any then

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     exercisable and vested stock options. If for any reason at any time the
     Company is unable to treat Executive as being or having been an employee of the Company under any benefits plan in which he is entitled to participate and as a result thereof Executive receives reduced benefits under such plan during the period that Executive is continuing to receive his full base salary, the Company shall provide Executive with such benefits by direct payment or at the Company's option by making available equivalent benefits (on a tax equivalent basis) from other sources. During the period that Executive continues to receive his full salary pursuant to Section 6(f)(i)(A) or Section 6(f)(i)(C), Executive shall not be entitled to participate in any of the Company's employee benefit plans that are introduced after the Date of Termination or the date of consummation of the IPO, as the case may be, except that an appropriate adjustment shall be made if such new employee benefit plan is a replacement for or amendment to an employee benefit plan in effect as of the Date of Termination or the date of consummation of the IPO, as the case may be.

         (C) In the event that Employment Period ends as a result of clause (ii) of Section 2(a), the Company shall pay to Executive his base salary at the annual rate then in effect immediately prior to the date of consummation of the IPO (it being agreed that such salary is not less than $250, 000), for a period of one year from the date on which Executive's employment is terminated pursuant to clause (ii) of Section 2(a); PROVIDED that the Company may, at any time, pay the Executive a single lump sum as specified in the proviso to Section 6(f)(i)(A).

     (ii) TERMINATION UPON DEATH OR DISABILITY OR FOR CAUSE. If Executive's employment shall terminate upon his death or Disability or if the Board shall terminate Executive's employment for Cause, the Company shall pay Executive his full salary through the Date of Termination at the annual rate in effect immediately prior to the Date of Termination.

     (iii) OTHER TERMINATIONS BY EXECUTIVE. If Executive shall voluntarily terminate his employment with the Company for other than Good Reason, he shall be paid his salary through his Date of Termination.


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         (g) DATE OF TERMINATION. As used in this Agreement, the term "Date of
Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Board for Cause, the date on which Notice of Termination is given as contemplated by Section 6(e), and (iii) if Executive's employment is terminated by the Board Without Cause, due to Executive's Disability or by Executive for Good Reason, 30 days after the date on which Notice of Termination is given as contemplated by Section 6(e) or, if no such Notice is given, 30 days after the date of termination of employment.

         (h) LIMITATION. Anything in this Agreement to the contrary notwithstanding, Executive's entitlement or payments under Section 6(f) or under any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account or termination of his employment with the Company will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as then in effect, but only if, by reason of such limitation, Executive's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under Section 6(f) or under any other plan or agreement that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section 6(h) of Executive's entitlement to payments shall be made in the manner and in the order directed by Executive. Upon Executive's request and if the Company qualifies under Section 280G of the Code, the Company will use its reasonable efforts to obtain the vote of more than 75% of all of the voting interests of the Company held by persons other than Executive to approve Executive's entitlement or payments under Section 6(f) or under any other plan or agreement and to waive the restrictions of this Section 6(h).



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         (i) PURCHASE OF EXECUTIVE'S STOCK UPON TERMINATION OF EMPLOYMENT. If
the Executive's employment is terminated for any reason whatsoever (whether in connection with or following the expiration or termination of this Agreement), the Company shall have an option to purchase all or any portion of the shares of capital stock or other equity interests of the Company or any Affiliate thereof (an "Investment Entity")(the "Shares") then held, directly or indirectly, by the Executive or any of his Affiliates (including Gibson Family Partnership, L.P.) (when appropriate, the term "Executive" shall be deemed to include and/or refer to any of his appropriate Affiliates)(or, if the Executive's employment was terminated by the Executive's death, the Executive's estate) and shall have 60 days from the Date of Termination (such 60-day period being hereinafter referred to as the "Option Period") during which to give notice in writing to the Executive (or the Executive's estate) of its election to exercise or not to exercise such option. If the Company has failed to exercise its option pursuant to this Section 6(i) or have exercised such option with respect to less than all of the Shares held by the Executive (or his estate) within the time period specified herein, and if the Executive's employment is terminated by the Executive for Good Reason, by the Board other than for Cause or by reason of the Executive's death or Disability, then on notice from the Executive (or his estate) in writing and delivered to the Company within 30 days following the end of the Option Period, the Company shall be required to purchase all (but not less than all) of the Shares then held by the Executive (or his estate). All purchases pursuant to this Section 6(i) by the Company shall be for a purchase price determined pursuant to and effected in the manner prescribed by Sections 6(j)-(l). the Company may assign its rights, but not its obligations, under this
Section 6(i) to any person. In the event that an Investment Entity shall have consummated an Initial Public Offering (as defined below) prior to the Date of Termination of Executive's employment, the Company shall not have any right or obligation to purchase the Shares of such Investment Entity pursuant to this
Section 6(i). "Initial Public Offering" with respect to an Investment Entity shall mean the sale after the date hereof of the shares of capital stock or other equity interests of such Investment Entity to the public pursuant to an effective registration statement filed under the Securities Act of 1933 but only if the number of shares of capital stock or other equity interests sold to the public upon the completion of such registration and sale (together with all prior sales pursuant to

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registration statements) equals or exceeds 30% of the number of shares of capital stock or other equity interests then outstanding.

         (j) PURCHASE PRICE. (i) For the purposes of any purchase of the Shares pursuant to Section 6(i), and subject to Section 6(l), the purchase price per Share to be paid to the Executive (or his estate) for each Share (the "Purchase Price") shall be the Fair Market Value (as defined in paragraph (ii) below) of such Share as of the Date of Termination that gives rise to the right or obligation to repurchase, PROVIDED that if the Executive's employment is terminated for Cause, the Fair Market Value of such Shares shall be determined without giving effect to any carried interest benefitting such Shares("a Carried Interest").

(ii) Whenever determination of the Fair Market Value of the Shares of any Investment Entity is required by this Agreement, such "Fair Market Value" shall be such amount as is determined in good faith by the Board as of the date such Fair Market Value is required to be determined hereunder. In making a determination of Fair Market Value, the Board shall give due consideration to such factors as it deems appropriate, including, without limitation, the earnings and certain other financial and operating information of such Investment Entity and its subsidiaries in recent periods, its potential value and that of its subsidiaries as a whole, its future prospects and that of its subsidiaries and the industries in which they compete, its history and the management and that of its subsidiaries, the general condition of the securities markets and the fair market value of securities of companies engaged in businesses similar to those of such Investment Entity and its subsidiaries. The determination of Fair Market Value with respect to any Investment Entity will give effect to any Carried Interest benefitting the Shares being purchased (except as set forth in the preceding paragraph (i)) or any portion of such Carried Interest as if all of the shares of capital stock of such Investment Entity were being sold for their aggregate fair market value as of the date such Fair Market Value is required to be determined hereunder and as if the value of any such Carried Interest or portion thereof were spread evenly among the Shares benefitting from it. The Fair Market Value as determined in good faith by the Board shall be binding and conclusive upon all parties hereto, PROVIDED the Executive (or his estate) may engage a nationally-recognized investment banking firm or independent accounting firm to review such determination, and if such


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firm delivers to the Company its written opinion to the effect that the consideration be paid to Executive (or his estate) is not fair, from a financial point of view, to Executive (or his estate), then "Fair Market Value" shall be determined by arbitration in accordance with Section 15(b). The Company shall use reasonable efforts to cause the Investment Entity that is the subject of such review to cooperate with and provide necessary information to the firm engaged by Executive (or his estate).

         (k) PAYMENT. Subject to Section 6(l), the completion of a purchase pursuant to Section 6(i) hereof shall take place at the principal office of the Company on the 12th business day following (i) the date of receipt by the Executive (or the Executive's estate) of the notice from the Company of the exercise of its option pursuant to Section 6(i), or (ii) the date of the Company's receipt of notice from the Executive (or his estate) that he (or it) requires the Company to purchase Shares pursuant to Section 6(i). The Purchase Price shall be paid by delivery to the Executive (or the Executive's estate) of certified or bank checks for the Purchase Price payable to the order of the Executive (or the Executive's estate), against delivery of certificates or other instruments representing the Shares so purchased, appropriately endorsed by the Executive (or the Executive's estate), free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature.

         (l) CERTAIN RESTRICTIONS ON REPURCHASES. (i) Notwithstanding any other provision of this Agreement, the Company shall not be obligated or permitted to complete a purchase of any Shares from the Executive if (A) such purchase would result in a violation of, or a default or an event of default under, any bona fide term or provision imposed on the Company by another party in any credit agreement, indenture, guaranty, security agreement or other agreement governing indebtedness of the Company or any of its subsidiaries from time to time (such agreements and instruments, as each may be amended, modified or supplemented from time to time, "Financing Agreements"), in each case as the same may be amended, modified or supplemented from time to time, and notwithstanding its reasonable efforts the Company has not been able to have such term or provision amended or waived, or (B) the Company is not permitted to complete such purchase under applicable law.


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(ii) In the event that the completion of a purchase otherwise permitted or required under Section 6(i) is prevented solely by the terms of Section 6(l), the Company shall provide written notice thereof to the Executive and such purchase will be postponed and will take place without the application of further conditions or impediments (other than as set forth in Section 6(k) hereof or in this Section 6(l)) at the first opportunity thereafter when the Company has funds legally available therefor and when such purchase will not result in any default, event of default or violation under any Financing Agreements, PROVIDED that the Company shall not pay dividends or otherwise make distributions to equity holders, other than tax distributions, until such purchase is completed.

(iii) In the event that a repurchase of Shares from the Executive is delayed pursuant to this Section 6(l), the purchase price per Share when the repurchase of such Shares eventually takes place as contemplated by paragraph (ii) of this
Section 6(l) shall be equal to the Purchase Price per Share determined under
Section 6(j) as of the Date of Termination giving rise to such repurchase, increased by interest on such Purchase Price for the period from the date such repurchase would have taken place but for a delay of such repurchase pursuant to
Section 6(l) to the date on which the repurchase actually takes place (the "Delay Period"), at an annual rate of interest equal to the prime rate announced by Chemical Bank in New York, New York, from time to time during the Delay Period.

(iv) The Company represents to Executive that, except for the Credit Agreement dated January 17, 2001 between the Company and Ford Motor Credit Company, Chrysler Financial Company LLC and General Motors Acceptance Corporation, no circumstance described in clauses (A) or (B) of paragraph (i) of this Section 6(l) exists as of the date of this Agreement.

         7. COVENANT NOT TO COMPETE. (a) In consideration of his employment hereunder and in view of the key position in which he will serve the Company and its Affiliates, Executive agrees that during the Employment Period and thereafter until the later of (i) one year after the Date of Termination of such employment and (ii) the last day of the period for which he receives (or, but for the lump sum payment referred to in the proviso to Section 6(f)(i)(A), would receive) his salary pursuant to

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Section 6(f)(i)(A), he will not directly or indirectly own any interest in, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any Competitor Business (as defined below) in North America. The term "Competitor Business" means (i) any business involving the acquisition or attempted acquisition "on a national basis" (as defined below) of new or used automobile dealerships, (ii) unless (A) Executive's employment is terminated by the Board without Cause or by Executive for Good Reason or (B) the Company does not offer to extend Executive's employment beyond the Termination Date in accordance with Section 2(a), any business that owns three or more new or used automobile dealerships in the same market (other than the greater Philadelphia market) in which any Investment Entity then owns, or is engaged in negotiations regarding the acquisition of, any new or used automobile dealerships, or (iii) any other business of the type being conducted by the Company which is or was engaged in the retail automobile dealership or used car dealership industries at the Termination Date. A business shall be deemed to involve the acquisition or attempted acquisition of new or used automobile dealerships "on a national basis" if it holds itself out as seeking to acquire, or if in the preceding three years it has acquired, new or used automobile dealerships in three or more states or provinces. The covenant contained in this Section 7 shall survive the termination of this Agreement.

         (b) The Company and Executive agree that the duration and territorial extent of the covenant set forth in this Section 7 are properly required for the adequate protection of the business of the Company and its Affiliates and that, in the event such duration and/or territorial extent shall be deemed illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction, each of the parties hereto shall agree and submit to such other duration and/or territorial extent as such court or tribunal shall deem reasonable.

         8. UNAUTHORIZED DISCLOSURE. (a) During and after the Employment Period, without the written consent of the Board or a person authorized thereby, (i) Executive shall not disclose to any person (other than an employee or director of the Company or its Affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement) or use to compete with the Company or

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any of its Affiliates any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of the Company with respect to the Company or any of its Affiliates or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company or any of its Affiliates (collectively, "Proprietary Information"), and (ii) Executive shall use best efforts to keep confidential any such Proprietary Information and to refrain from making any such disclosure, in each case except as may be required by law or as may be required in connection with any judicial or administrative proceedings or inquiry.

         (b) The covenant contained in this Section 8 shall survive the termination of Executive's employment pursuant to this Agreement and shall be binding upon Executive's heirs, successors and legal representatives.

         9. NON-SOLICITATION OF EXECUTIVES. During the Employment Period and thereafter until three years after the Date of Termination of such employment (the "Non-Solicitation Restriction Period"), Executive shall not, directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity or in which he shall have any ownership interest, (a) solicit for employment or employ any person (other than Executive's secretary) who at the time of such solicitation for employment is employed by or otherwise engaged to perform services for the Company or any of its Affiliates, regardless of whether such employment or engagement is direct or through an entity with which such person is employed or associated, or otherwise intentionally interfere with the relationship of the Company or any of its Affiliates with any person or entity who or which is at the time employed by or otherwise engaged to perform services for the Company or any such Affiliate or (b) induce any employee of the Company or any of its Affiliates to engage in any activity which Executive is prohibited from engaging in under Sections 7, 8, 9 and 10 hereof or to terminate his or her employment with the Company or such Affiliate.

         10. RETURN OF DOCUMENTS. In the event of the termination of Executive's employment for any reason, Executive will deliver to the Company all documents and data of any nature pertaining to his work with the Company and

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                                                                              15


its Affiliates, and he will not take with him any documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information.

         11. INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, non-disclosure, nonsolicitation, confidentiality and the property of the Company and its Affiliates relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company and its Affiliates (which shall be express third-party beneficiaries of such covenants and obligations) shall be entitled to an injunction, restraining order or such other equitable relief (with the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations contained in Sections 7, 8, 9 and 10. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company or any such Affiliate may have at law or in equity.

         12. ASSUMPTION OF AGREEMENT. The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company terminated his employment Without Cause as contemplated by Section 6, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, oCompanyo shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12

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                                                                              16


or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive's employment by the Company and supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive's employment by the Company. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought. In the event of any conflict between the terms of this Agreement and the terms of the LLC Agreement, this Agreement will control.

         14. INDEMNIFICATION. The Company agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by the applicable law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorney's fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. If an IPO of the Company is consummated, the Company will maintain directors and officers liability insurance providing $10 million of coverage, or such lesser amount, and having such other terms, as may then be customary for similarly situated companies and available on commercially reasonable terms.

         15. MISCELLANEOUS.

         (a) BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the Company and their successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. If Executive's employment is terminated by reason of his death, all amounts payable by the Company pursuant to Section 6(f)(ii) (or if Executive shall die after his employment has terminated, any remaining amount of salary and incentive compensation payable by the Company pursuant to Section 6(f)(i)) shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.


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                                                                              17


         (b) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (except any dispute or controversy arising under Section 7, 8, 9 or 10 hereof) shall be resolved exclusively by binding arbitration in New York, New York in accordance with the National Rules for Settlement of Employment Disputes of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to the Company and to Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators. Any expense of arbitration shall be borne by the party who incurs such expense and joint expenses shall be shared equally.

         (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

         (d) TAXES. The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

         (e) AMENDMENTS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Executive and such officer as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.


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                                                                              18


         (f) SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         (g) NOTICES. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

         (A) if to the Company:

             Asbury Automotive Group
             Three Landmark Square, Suite 500
             Stamford, CT 06901
             Attention:  Chief Executive Officer

             Telephone:  (203) 356-4400
             Fax:  (203) 356-4450

         (B) if to Executive, to him at the address listed on the signature page hereof with a copy to:

             Morgan, Lewis & Bockius LLP
             1701 Market Street
             Philadelphia, Pennsylvania 19103
             Attention:  Robert J. Lichtenstein, Esq.
             Telephone:  (215) 963-5726
             Fax:  (215) 963-5299

         (h) SURVIVAL. Sections 6(i)-(l), 7, 8, 9, 10, 11, 12, 13, the first sentence of Section 14 and, if Executive's employment terminates in a manner giving rise to a payment under Section 6(f), Sections 6(f) and (h) shall survive the termination of this Agreement and the termination of the employment of Executive.


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                                                                              19


         (i) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         (j) HEADINGS. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

         (k) RECUSAL. Executive shall recuse himself from all deliberations of the Board regarding this Agreement, Executive's employment by the Company or related matters.

         IN WITNESS WHEREOF, the Company have duly executed this Agreement by their authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                   ASBURY AUTOMOTIVE GROUP L.L.C.

                                   By: /s/ Brian Kendrick
                                       -------------------------------------
                                       Name: Brian Kendrick
                                       Title: President & CEO


                                   Executive:

                                   /s/ Thomas R. Gibson
                                   -----------------------------------------
                                            Thomas R. Gibson

                                   Address: Thomas R. Gibson
                                            810 Mt. Moro Road
                                            Villanova, PA 19085
                                            Fax:  (610) 527-3381


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                                                                              20


                                    EXHIBIT A

                              ASSIGNMENT AGREEMENT

         ASSIGNMENT AGREEMENT, dated as of [    ], 2001, among Thomas Gibson
("Assignor") and Asbury Automotive Group L.L.C., a Delaware limited liability company ("Assignee").

         (a) In exchange for the receipt of $2,250,000 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns and transfers to Assignee, as of the date hereof, all of Assignor's right, title and interest in and to Assignor's Carried Interest (as such term is defined in the Third Amended and Restated Limited Liability Company Agreement of Asbury Automotive Group L.L.C. (formerly known as Asbury Automotive Oregon L.L.C.) dated as of February 1, 2000)(the "Interest").

         (b) Each of the Assignor and the Assignee hereby represents and warrants to its counter party, as of the date hereof, that it has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Assignor or the Assignee, as the case may be, of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Assignor or the Assignee, as the case may be.

         (c) Assignor hereby represents and warrants to the Assignee that he is the record and beneficial owner of, and has good and marketable title to, the Interest, free and clear of any liens.

         (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles.


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                                                                              21





         IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first above written.





                           By  /s/ Thomas Gibson
                               ---------------------------
                               Thomas Gibson



                           ASBURY AUTOMOTIVE GROUP L.L.C.



                           By  /s/ Brian Kendrick
                               ---------------------------
                               Name:  Brian Kendrick
                               Title: President & CEO